EXHIBIT 10.19

EMPLOYMENT AGREEMENT

between

PEAK INTERNATIONAL INC.

and

JOHN HAUGHEY

Dated: January 1, 2003

Employment Agreement

January 1, 2003

THIS AGREEMENT is made as of January 1, 2003 between PEAK INTERNATIONAL INC, a company incorporated in Texas, with its principal office at 44091 Nobel Drive, Fremont, CA 94538 (the “Company”); and John Haughey, residing at 55C Robert Road, Los Gatos, CA (the “Employee”).

The parties agree as follows:

1. PAYMENT UPON TERMINATION OF EMPLOYMENT

1.1.	The term (“Term”) of this Agreement shall commence on January 1, 2003 and shall remain in effect until the earlier of (a) December 31, 2004 or (b) until terminated as hereinafter provided.

1.2.	Employee shall be paid a monthly salary of $18,333.33. Employee will be eligible for additional compensation pursuant to the terms and conditions of the US Sales VP Incentive Compensation Plan attached hereto as Exhibit A and made a part hereof. Employee will not participate in other executive compensation programs. Employee will be eligible for all company benefits, as they may be in effect from time to time.

1.3.	Subject to clauses 1.5 and 3, the Employee shall be entitled to a lump-sum payment in an amount equal to the greater of (a) $220,000 or (b) 12 months base salary at the rate in effect at the time of termination, and any accrued but unused vacation pay (the “Termination Payment”) within 15 days of the termination of employment during the term hereof, and all of Employee’s stock options which would have vested within 18 months of the date of termination of employment shall immediately vest in full and, notwithstanding anything to the contrary contained in any other document, be fully exercisable for a period of one year.

1.4.	The Termination Payment shall be in full and final settlement of any rights, payments or benefits to which the Employee is entitled under any other agreement or arrangement pursuant to which he is employed by the Company or any of its subsidiaries or affiliates other than:

1.4.1.	benefits pursuant to any life, disability, health, or other insurance policy or benefit plan provided by the Company;

1.4.2.	stock options issued to Employee pursuant to any stock option plan of the Company.

1.5.	The Employee shall not be entitled to the Termination Payment when employment is terminated in any of the following circumstances (the Employee being entitled, in such circumstances, only to payment for accrued and unused vacation, any payments to which he is otherwise entitled pursuant to life, disability, health or other insurance plan, and to

Employment Agreement

January 1, 2003

exercise any stock option to the extent otherwise vested and exercisable under the terms of such plan and stock option agreements):

1.5.1.	the conviction of the Employee of a felony involving dishonesty;

1.5.2.	termination of the Employee for Good Cause. “Good Cause” shall mean (i) Employee’s conviction of or guilty plea to the commission of an act or acts constituting a felony under the laws of the United States or any state thereof, (ii) action by the Employee involving personal dishonesty, theft or fraud in connection with the Employee’s duties as an officer of the Company, or (iii) a breach of any one or more material terms of this Agreement (including but not limited to the confidentiality and non-solicitation provisions contained herein.)

1.5.3.	any material breach by the Employee of the terms of this Agreement that the Employee has failed to cure within 10 days of receipt of written notice of such breach from the Company;

1.5.4.	the death of the Employee;

1.5.5.	the inability of the Employee due to ill health or physical or mental condition to perform the duties and responsibilities in the ordinary and usual manner required of a person in the Employee’s position for 180 consecutive days;

1.5.6.	the resignation by the Employee, except if such resignation is the result of any of the following actions by the company (which actions are hereinafter referred to as “Good Reason”): (1) the assignment to the Employee of any duties materially inconsistent with the Employee’s position with the Company on the date of this Agreement or a substantial adverse alteration in the nature of the Employee’s responsibilities from those in effect on the date of this Agreement; or (2) a reduction by the Company of the Employee’s base salary to less than $220,000 per year.

2.	CHANGE IN CONTROL

2.1.“Change	in Control” of the Company means any transaction or series of transactions in which any of the following occurs:

2.1.1.	the acquisition by any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or by Peak International Limited (“PEAK”) or a person that directly or indirectly controls, is controlled by, or is under common control with, PEAK) of the “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of PEAK representing fifty percent (50%) or more of the total voting power represented by PEAK’s then outstanding voting securities,

Employment Agreement

January 1, 2003

2.1.2.	the consummation of a merger or consolidation of PEAK with or into any other corporation, other than a merger or consolidation that would result in the voting securities of PEAK outstanding prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of PEAK or such surviving entity outstanding immediately after such merger or consolidation, or

2.1.3.	the consummation of a plan of complete liquidation of PEAK or of the sale or disposition by PEAK of all or substantially all of PEAK’s assets.

2.2.	In the event Employee’s employment with the Company is terminated in anticipation of or within two years following a Change of Control (i) by the Company without Good Cause or (ii) by Employee with Good Reason (as defined above), then, in addition to the payments Employee shall be entitled to pursuant to paragraph 1, above, all of Employee’s stock options shall immediately vest in full and, notwithstanding anything to the contrary contained in any other document, be fully exercisable for a period of one year.

3. LIMITATION ON PAYMENTS

3.1.	In the event that the payments to Employee under this Agreement (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 3, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any similar or successor provision, then the payments shall be reduced to such lesser amount that would result in no portion of the payments being subject to excise tax under Section 4999 of the Internal Revenue Code. Any determination required under this Section 3 shall be made by the Company’s independent accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 3, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 3.

4. CONFIDENTIALITY

4.1.	The Employee understands that by virtue of the Employment, the Employee has been and will be exposed to confidential information, including all ideas, information and materials, tangible or intangible, relating to the business of the Company and its subsidiaries, their personnel (including their officers, directors, shareholders, trustees, agents, employees and contractors), their customers, clients, vendors, suppliers,

Employment Agreement

January 1, 2003

distributors, consultants, and others with whom the Company and its subsidiaries do business (“Confidential Information”).

4.2.	The Employee agrees not to disclose any Confidential Information obtained during the Employment for a period of 12 months after the termination of the Employment and thereafter not to disclose the same unless the proposed recipient of the Confidential Information has entered into an undertaking with the Companyto keep the same confidential on terms no less exacting than those set out herein; and provided always that the Employee shall not be obliged to keep confidential any Confidential Information required to be disclosed as a matter of law or to the extent that it becomes generally known to the public other than as a result of any breach by the Employee of the terms herein.

4.3.	The Employee covenants and undertakes that after the termination of the Employment, the Employee

4.3.1.	shall not for a period of 12 months after the termination of the Employment use any Confidential Information for any purpose;

4.3.2.	shall not retain or take with the Employee any Confidential Information in a tangible form, which includes ideas, information or materials in written or graphic form, on a computer disc or other medium, or otherwise stored in or available through electronic or other form (“Tangible Form”); and

4.3.3.	shall immediately deliver to the Company any Confidential Information in a Tangible Form that the Employee may then or thereafter hold or control, as well as all other property, equipment, documents or things that the Employee was issued or otherwise received or obtained during the Employment.

5. RESTRICTIVE COVENANTS

5.1.	The Employee covenants and undertakes that for a period of 12 months following the termination of the Employment for any reason, the Employee shall not:

5.2.	directly or indirectly induce any person who is an employee of the Company (or any of its subsidiaries) to terminate his or her employment with the Company (or any of its subsidiaries), whether or not such termination constitutes a breach of that person’s employment contract;

5.3.	directly or indirectly solicit the customer or business of any person who, as at the date of termination of the Employment, is (or, within the preceding period of 12 months, was) a client or customer of the Company or its subsidiaries, with the intention or for the purpose of supplying (or procuring the supply of) precision engineered semiconductor

Employment Agreement

January 1, 2003

packing material (including, without limitation, the collecting and recycling of semiconductor packing material); or

5.4.	directly or indirectly and whether on his own account or on account of any future employer, partner or associate, compete with the Company or otherwise engage in or provide services related to the precision engineered semiconductor packing business (including, without limitation, the business of collecting and recycling semiconductor packing material) in Hong Kong, Singapore, Malaysia or the United States of America.

6. RELEASE

6.1.	In consideration of, and as an express condition precedent to, the Company’s obligation to make the Termination Payment, the Employee shall sign and deliver to the Company a General Release in the form attached hereto as Appendix 1.

6.2.	The Company shall not be obliged to make the Termination Payment in the event that the General Release is not signed and delivered to the Company within 15 days of receipt of notice following termination of the Employment and the Company shall, thereafter, be released of its duties and obligations or further duties and obligations under this Agreement and the Employee shall waive or cause to be waived any claims that the Employee may have under this Agreement.

7. ASSIGNMENT

7.1.	The rights and obligations under this Agreement shall inure to and be binding upon the parties hereto and their respective heirs, successors and assigns.

8. NOTICES

8.1.	All notices and other communications provided for hereunder must be in writing and must be sent by courier to the party’s address indicated above or to such other address as may be designated by a party by notice.

8.2.	Notices hereunder shall be effective when delivered.

9. MISCELLANEOUS

9.1.	This Agreement shall supersede any and all prior written or oral agreements and discussions between the Employee and the Company and its affiliates, parent and subsidiaries regarding the subject matter hereof, including, without limitation any and all offer letters and employment contracts, all of which shall be of no further force or effect whatsoever. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof.

Employment Agreement

January 1, 2003

9.2.	If any of the restrictions contained in this Agreement shall be void or unenforceable, then the remainder of this Agreement shall be enforced to the fullest extent permitted by law.

9.3.	This Agreement is made in and shall be governed by and construed in accordance with the laws of the state of California.

10. DISPUTES

10.1.	Any dispute hereunder shall be settled by binding arbitration in Alameda County, CA in the English language before a single arbitrator pursuant to the rules of the American Arbitration Association. Each party shall bear its own legal fees and costs. The cost of arbitration shall be paid by the Company.

11. Survival

11.1.	Sections 2, 4, 5, 6, 9, and 10 shall survive the termination of this Agreement.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement the day and year first above written.

/s/ JOHN HAUGHEY
John Haughey

SIGNED by:	/s/ JACK MENACHE
duly authorized for and on behalf of PEAK INTERNATIONAL LIMITED

Employment Agreement

January 1, 2003

APPENDIX I

GENERAL RELEASE

[Insert Date]

I, John Haughey, hereby release Peak International Limited (the “Company”) of certain duties and obligations and waive any rights or remedies that I may have against the Company as provided in this letter. This letter is delivered pursuant to the Employment Agreement entered into between the Company and me dated January 1, 2003 (the “Employment Agreement”).

In consideration of the promises and mutual covenants contained in the Employment Agreement, and for good and valuable consideration, the receipt and sufficiency of which is expressly acknowledged, I hereby:

1.	release and discharge the Company and its subsidiaries, and each of their respective past and present officers, directors, shareholders, managers, employees and agents, and their respective successors and assigns (collectively the “Released Parties”), from any and all claims or demands, that I may have, whether past, present or future, against the Released Parties, statutory or otherwise, to the fullest extent permissible by law; and

2.	waive the obligations, duties and liabilities that the Company may have, whether past, present or future, statutory or otherwise, to the fullest extent permissible by law; arising out of or relating in any way to my employment with or termination of my employment with the Company.

This letter shall be governed by, subject to and construed and enforced pursuant to the terms and conditions of the Employment Agreement.

John Haughey

Employment Agreement

January 1, 2003

EXHIBIT A

US SALES VP INCENTIVE COMPENSATION PLAN

This Sales Incentive Compensation Plan (hereinafter “Comp Plan”) is made between Peak International, Inc., a Texas Corporation with its principal place of business at 44091 Nobel Drive, Fremont, CA 94538, (hereinafter “Company”) and John Haughey, Company’s Vice President, Sales and Marketing (hereinafter “Haughey”).

1.	This Comp Plan shall be in effect for Company’s fiscal year ending March 31, 2003. It is the present intention of the parties to enter into successive written US sales incentive compensation plans in future years including the targets set forth in paragraph 3.b. below, but Company shall have no obligation to do so.

2.	The terms and conditions of this Comp Plan shall be interpreted by the President of Company, whose judgment regarding any determination shall be final and binding on all parties.

3.	Company shall pay an amount not to exceed $200,000 (hereinafter the “Target Bonus”) not later than May 15, 2003 based on the following events:

a.	U.S. Sales Bonus. 35% of the Target Bonus (hereinafter the “US Sales Bonus”) shall be based on net sales of Company for FY 2003 being 30% greater than net sales of Company for FY 2002. The U.S. Sales Bonus shall be prorated in the event net sales for the period are greater in FY 2003 than in FY 2002. In computing net sales, no credit for extraordinary items nor for sales made in other jurisdictions shall be given.

b.	New Business Bonus. 65% of the Target Bonus (hereinafter the “New Business Bonus”) in FY 2003 shall be based on New Business (as hereinafter defined) reaching 15% of net sales of PEAK on a consolidated basis. For FY 2004 the New Business Bonus target is expected to be 35% of net sales of PEAK and for

Employment Agreement

January 1, 2003

FY 2005 the New Business Bonus target is expected to be 50% of net sales of PEAK. The New Business Bonus shall be prorated in the event New Business in FY 2003 is greater than New Business in FY 2002. In computing net sales, no credit for extraordinary items nor for sales made in other jurisdictions shall be given.

i.	“New Business” means revenues, obtained primarily as a result of the effort and skill of Company employees, recognized by a PEAK subsidiary from a customer that has not purchased products from a PEAK subsidiary on or before April 1, 2002, nor was previously affiliated with any such customer.

ii.	Extraordinary items shall be excluded from the computation of net sales.

c.	Profitability Factor. The Target Bonus shall be factored based on PEAK’s profitability determined by dividing PEAK’s operating income (excluding extraordinary gains) for the fiscal year by PEAK’s net sales for the fiscal year. The resulting percent profitability shall be multiplied by 5 to determine the factor. The Target Bonus shall then be multiplied by the factor to determine the amount payable. If PEAK is not profitable, then no amount shall be payable hereunder. In no event shall the factor exceed 100 percent.